Exhibit 99.1

NEWS RELEASE

CAMBREX REPORTS THIRD QUARTER 2018 FINANCIAL RESULTS

- Acquired Halo Pharma, broadening capabilities, enhancing revenue growth and expanding customer base –

- Conference call at 8:30 a.m. ET on November 8, 2018 -

East Rutherford, NJ – November 8, 2018 – Cambrex Corporation (NYSE: CBM), a leading manufacturer of small molecule innovator and generic Active Pharmaceutical Ingredients (“APIs”), and finished dosage forms, reports results for the third quarter ended September 30, 2018.

Third Quarter 2018 Highlights

•

Completed the acquisition of Halo Pharma (“Halo”), a leading finished dosage form Contract Development and Manufacturing Organization (“CDMO”) specializing in product development and commercial manufacturing, for $425 million in total cash consideration.

•

Net revenue decreased 7% under current U.S. GAAP, ASC 606 – Revenue from Contracts with Customers (“ASC 606”). Under ASC 605, the previous revenue recognition standard, Net revenue decreased 9% compared to the same quarter last year.

•

Under ASC 606, Diluted EPS from continuing operations was $0.79 per share compared to $0.52 per share in the same quarter last year. 2018 performance reflects a lower tax rate resulting from tax reform in the United States and New Jersey. Under ASC 605, Diluted EPS from continuing operations would have been $0.94 per share.

•

Under ASC 606, EBITDA decreased to $15.8 million from $33.7 million in the same quarter last year. Adjusted EBITDA, which excludes the impact of adopting ASC 606, Halo’s results and acquisition and integration costs, was $28.1 million (see table at the end of this press release).

•

Net debt was $227.9 million at the end of the quarter, an increase of $399.2 million during the quarter primarily driven by the acquisition of Halo Pharma and partially offset by cash flows from operations during the quarter.

•

The Company now expects full year 2018 Adjusted Net revenue, which excludes the impact of foreign currency and the adoption of ASC 606, to be between -1% and -3% compared to 2017 and Adjusted EBITDA to be between $153 and $159 million, excluding the impact of the Halo acquisition (see Financial Expectations – Continuing Operations section below for related explanations and additional financial guidance).

“We’re very pleased to have closed the Halo acquisition this quarter, which diversifies our business into the large, growing market for outsourced finished dosage form contract development and manufacturing. Halo’s capabilities complement Cambrex’s existing global API manufacturing expertise and Halo expands our customer base and broadens our small molecule funnel. Integration is well underway and we are confident that this business will allow us to better meet the needs of our global network of customers and create future growth synergies,” commented Steven M. Klosk, President and Chief Executive Officer of Cambrex.

“Market conditions in the Innovator sector remain strong and the addition of a new late stage project during the third quarter brings our total to 18 such products. A key component of our long term growth strategy is to steadily increase the number of late stage products in our portfolio. We believe that Cambrex is increasingly well positioned to execute against this strategy.”

Basis of Reporting

The Company has provided a reconciliation of GAAP to adjusted (i.e. Non-GAAP) amounts at the end of this press release. Cambrex management believes that the adjustments provide useful information to investors due to the magnitude and nature of certain amounts recorded under GAAP.

Third Quarter 2018 Operating Results – Consolidated, Continuing Operations

Net revenue under ASC 606 was $104.6 million. Under ASC 605, the previous revenue recognition standard, Net revenue decreased to $102.7 million, or 9%, from $112.6 million in the same quarter last year. Net revenue during the quarter includes the acquisition of Halo which contributed revenue of $5.2 million under ASC 606 and $6.3 million under ASC 605. Results under ASC 606 and ASC 605 include a 1% unfavorable impact of foreign exchange compared to the third quarter of 2017.

Gross margins under ASC 606 were 31%. Under ASC 605, gross margins were 38% compared to 42% in the same quarter last year.

Selling, general and administrative expenses were $14.5 million, compared to $17.2 million in the same quarter last year. The decrease was mainly due to lower personnel related costs, an accounts receivable write-off in the same quarter last year and the impact of foreign currency.

Research and development expenses were flat year over year at $4.2 million.

Acquisition and integration expenses of $7.4 million represents costs associated with the acquisition of Halo.

Operating profit under ASC 606 was $6.6 million. Under ASC 605, operating profit was $13.2 million compared to $25.5 million in the same quarter last year. The decrease was primarily the result of higher operating expenses related to the purchase of Halo and lower gross profit. Adjusted EBITDA was $28.1 million compared to $33.7 million in the same quarter last year (see table at the end of this press release).

Income tax expense was a benefit of $15.4 million compared to an expense of $7.5 million and an effective tax rate of 30% in the same quarter last year. The income tax benefit during the quarter reflects the immediate recognition of certain effects of share-based compensation, acquisition and integration expenses, unrealized gain on investment in equity securities, a $2.1 million benefit for the finalization of the toll charge on undistributed foreign earnings under U.S. tax reform, and a $12.2 million benefit for the release of a state valuation allowance and the revaluation of state deferred tax balances due to New Jersey tax reform enacted during the third quarter of 2018. Excluding these items, the effective tax rate would have been approximately 20% during the quarter.

Income from continuing operations under ASC 606 was $26.8 million or $0.79 per share.

Adjusted income from continuing operations, calculated under ASC 605 and including other adjustments described in the table at the end of this press release, was $16.7 million or $0.49 per share, compared to $18.5 million or $0.55 per share in the same quarter last year.

Capital expenditures were $10.8 million and depreciation and amortization was $9.2 million compared to $15.4 million and $8.2 million, respectively, in the same quarter last year.

Net debt was $227.9 million at the end of the third quarter, an increase of $399.2 million during the quarter. The increase was driven by the acquisition of Halo and partially offset by cash flows from operations.

Third Quarter 2018 Operating Results - Finished Dosage Form (“FDF”) segment

The acquisition of Halo resulted in the creation of the FDF segment for Cambrex. Included in Cambrex’s consolidated results for the third quarter of 2018 are the results of Halo for the period from acquisition date, September 12, 2018, through September 30, 2018 and are as follows.

Net revenue in the third quarter of 2018 under ASC 606 was $5.2 million. Net revenue under ASC 605 was $6.3 million.

Gross margins under ASC 606 in the third quarter of 2018 were 32%. Gross margins under ASC 605 were 28%.

Selling, general and administrative expenses were $1.1 million in the third quarter of 2018.

Operating profit under ASC 606 was $0.5 million. Under ASC 605, operating profit was $0.6 million. Both exclude $0.4 million in integration costs and includes increased depreciation and amortization expense resulting from the application of purchase accounting.

Financial Expectations – Continuing Operations

The following table shows the Company’s current expectations for its full year 2018 financial performance versus its expectations from the previous quarter. The expectations in the table below reflect expected results from the business excluding the recent acquisition of Halo and are consistent with the basis on which prior guidance was provided.

	Current Expectations Excluding Halo Acquisition	Previous Expectations
Adjusted net revenue growth	-1% to -3%	-2% to 2%
Adjusted EBITDA	$153 - $159 million	$150 - $160 million
Adjusted income from continuing operations per share	$2.95 - $3.09	$2.91 - $3.14
Free cash flow	$35 - $45 million	$35 - $45 million
Capital expenditures	$70 - $80 million	$70 - $80 million
Depreciation and amortization	$31 - $34 million	$33 - $37 million
Adjusted effective tax rate	20% - 22%	20% - 22%

In addition to the expectations above, the Company expects Halo (FDF segment) to generate Net revenue between $29 and $31 million from the date of acquisition to the end of 2018.

Consistent with the Company’s usual guidance practices, these financial expectations are for continuing operations and exclude the impact of any potential acquisitions, divestitures, restructuring activities, certain tax items discussed below, the adoption of ASC 606 which became effective January 1, 2018 and the impact of foreign currency on Net revenue. Refer to the tables at the end of this press release.

EBITDA, Adjusted EBITDA and Adjusted income from continuing operations per share for 2018 will be computed on a basis consistent with the reconciliation of the current quarter financial results in the tables at the end of this press release. Free cash flow is defined as the change in debt, net of cash during the year, excluding the effects of the Halo acquisition. Adjusted effective tax rate excludes the immediate recognition of certain benefits of share-based compensation and certain other items adjusted for in the non-GAAP reconciliation tables at the end of this release. The tax rate will be sensitive to the Company’s geographic mix of income, changes in the tax laws or rates within the countries in which the Company operates and the effects of certain share-based payments.

The financial information contained in this press release is unaudited, subject to revision and should not be considered final until the Company’s Form 10-Q for third quarter 2018 is filed with the SEC.

Conference Call and Webcast

A conference call to discuss the Company’s third quarter 2018 results will begin at 8:30 a.m. Eastern Time on November 8, 2018 and can be accessed by calling 1-877-830-2649 for domestic and +1-785-424-1824 for international. Please use the passcode 3109072 and call approximately 10 minutes prior to the start time. A webcast will be available in the Investors section on the Cambrex website located at www.cambrex.com. A telephone replay of the conference call will be available through November 15, 2018 by calling 1-888-203-1112 for domestic and +1-719-457-0820 for international. Please use the passcode 3109072 to access the replay.

About Cambrex

Cambrex Corporation is an innovative life sciences company that provides products, services and technologies to accelerate the development and commercialization of small molecule therapeutics. The Company offers Active Pharmaceutical Ingredients (APIs), finished dosage forms (FDF), advanced intermediates and enhanced drug delivery products for branded and generic pharmaceuticals. Development and manufacturing capabilities include enzymatic biotransformations, high potency APIs, high energy chemical synthesis, controlled substances and continuous processing. For more information, please visit www.cambrex.com.

Forward-Looking Statements

This document contains “forward-looking statements,” including statements or tables regarding expected performance, especially those set forth under the heading “Financial Expectations – Continuing Operations,” “Highlights” and those attributed to the President and Chief Executive Officer in this document. These and other forward-looking statements may be identified by the fact that they use words such as “guidance,” “expects,” “anticipates,” “intends,” “estimates,” “believes” or similar expressions. Any forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations. The factors described in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the period ended December 31, 2017 captioned “Risk Factors,” or otherwise described in the Company’s filings with the SEC provide examples of such risks and uncertainties that may cause the Company’s actual results to differ materially from the expectations the Company describes in its forward-looking statements, including, but not limited to, the possibility that the benefits from the acquisition of Halo Pharma may not be as anticipated, customer and product concentration, the Company’s ability to win new customer contracts and renew existing contracts on favorable terms, significant declines in sales of products to our customers, pharmaceutical outsourcing trends, competitive pricing or product developments, market acceptance and adoption rate of its customers’ products, government legislation and regulations (including those pertaining to environmental issues), tax rate, interest rate, technology, manufacturing and legal issues, including the outcome of outstanding litigation, environmental matters, changes in foreign exchange rates, uncollectible receivables, the timing and/or volume of orders or shipments and the Company’s ability to meet its production plan and customer delivery schedules, expected timing of completion of capacity expansions, our ability to successfully integrate acquired businesses, loss on disposition of assets, cancellations or delays in renewal of contracts, lack of suitable raw materials, the Company’s ability to receive regulatory approvals for its products, continued demand in the U.S. for late stage clinical products and the successful outcome of the Company’s investment in new products.

For further details and a discussion of these and other risks and uncertainties, investors are encouraged to review the Cambrex Annual Report on Form 10-K for the fiscal year ended December 31, 2017, including the Forward-Looking Statement and Risk Factors sections therein, and other filings with the SEC. The Company cautions investors and potential investors not to place undue reliance on the forward-looking statements contained in this press release and to give careful consideration to the risks and uncertainties listed above and contained in the Company’s SEC filings. The forward-looking statements in this press release speak only as of the date of this document, and the Company undertakes no obligation to update or revise any of these statements.

Use of Non-GAAP Financial Measures

Adjusted net revenue, EBITDA, Adjusted EBITDA, Adjusted effective tax rate and Adjusted income from continuing operations are non-GAAP financial measures (“non-GAAP financial measures”). These non-GAAP financial measures exclude the adoption of ASC 606. Other companies may have different definitions of these non-GAAP financial measures, and as a result they may not be comparable with non-GAAP financial measures provided by other companies.

Adjusted Net revenue, EBITDA, Adjusted EBITDA, Adjusted effective tax rate and Adjusted income from continuing operations are calculated in a manner consistent with that shown in the table at the end of this press release.

Adjusted Net revenue, EBITDA, Adjusted EBITDA, Adjusted effective tax rate and Adjusted income from continuing operations should not be considered alternatives to measurements required by U.S. GAAP, such as net revenue, operating profit or net income, and should not be considered a measure of Cambrex’s liquidity.

Cambrex uses these non-GAAP financial measures, among several other metrics, to assess and analyze its operational results and trends. Cambrex also believes these measures are useful to investors because they are common operating performance metrics as well as metrics routinely used to assess potential enterprise value. Cambrex has provided a reconciliation of U.S. GAAP amounts to non-GAAP amounts at the end of this press release.

CAMBREX CORPORATION

Statements of Profit and Loss

For the Quarters Ended September 30, 2018 and 2017

(in thousands, except per share data)

	2018		2017
		% of		% of
	Amount	Net Revenue	Amount	Net Revenue
Gross Sales	$104,231		$112,233
Commissions, Allowances and Rebates	240		225

Net Sales	103,991		112,008
Other Revenues, Net	627		611

Net Revenue	104,618		112,619
Cost of Goods Sold	71,893	68.7%	65,676	58.3%

Gross Profit	32,725	31.3%	46,943	41.7%
Operating Expenses:
Selling, General and Administrative Expenses	14,514	13.9%	17,167	15.2%
Research and Development Expenses	4,191	4.0%	4,233	3.8%
Acquisition and Integration Expenses	7,388	7.1%	—

Total Operating Expenses	26,093	24.9%	21,400	19.0%

Operating Profit	6,632	6.3%	25,543	22.7%
Other Expenses/(Income):
Interest Expense, Net	725		337
Unrealized Gain on Investment in Equity Securities	(5,611)		—
Other Expenses, Net	109		432

Income Before Income Taxes	11,409	10.9%	24,774	22.0%
(Benefit)/Provision for Income Taxes	(15,406)		7,498

Income from Continuing Operations	$26,815	25.6%	$17,276	15.3%
(Loss)/Income from Discontinued Operations, Net of Tax	(86)		20

Net Income	$26,729	25.5%	$17,296	15.4%

Basic Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.80		$0.53
(Loss)/Income from Discontinued Operations, Net of Tax	$(0.00)		$0.00

Net Income	$0.80		$0.53
Diluted Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.79		$0.52
(Loss)/Income from Discontinued Operations, Net of Tax	$(0.00)		$0.00

Net Income	$0.79		$0.52
Weighted Average Shares Outstanding
Basic	33,406		32,749
Diluted	33,892		33,512

CAMBREX CORPORATION

Statements of Profit and Loss

For the Nine Months Ended September 30, 2018 and 2017

(in thousands, except per share data)

	2018		2017
		% of		% of
	Amount	Net Revenue	Amount	Net Revenue
Gross Sales	$390,575		$350,431
Commissions, Allowances and Rebates	641		1,468

Net Sales	389,934		348,963
Other Revenues, Net	7,827		3,216

Net Revenue	397,761		352,179
Cost of Goods Sold	249,389	62.7%	200,802	57.0%

Gross Profit	148,372	37.3%	151,377	43.0%
Operating Expenses:
Selling, General and Administrative Expenses	47,037	11.8%	50,678	14.4%
Research and Development Expenses	11,943	3.0%	12,590	3.6%
Acquisition and Integration Expenses	7,727	1.9%	—

Total Operating Expenses	66,707	16.8%	63,268	18.0%

Operating Profit	81,665	20.5%	88,109	25.0%
Other Expenses/(Income):
Interest Expense, Net	824		991
Unrealized Gain on Investment in Equity Securities	(10,757)		—
Other Expenses, Net	554		1,119

Income Before Income Taxes	91,044	22.9%	85,999	24.4%
(Benefit)/Provision for Income Taxes	(872)		22,484

Income from Continuing Operations	$91,916	23.1%	$63,515	18.0%
Loss from Discontinued Operations, Net of Tax	(710)		(1,324)

Net Income	$91,206	22.9%	$62,191	17.7%

Basic Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$2.77		$1.95
Loss from Discontinued Operations, Net of Tax	$(0.02)		$(0.04)

Net Income	$2.75		$1.91
Diluted Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$2.73		$1.90
Loss from Discontinued Operations, Net of Tax	$(0.02)		$(0.04)

Net Income	$2.71		$1.86
Weighted Average Shares Outstanding
Basic	33,130		32,612
Diluted	33,703		33,451

CAMBREX CORPORATION

Consolidated Balance Sheets

As of September 30, 2018 and December 31, 2017

(in thousands)

	September 30, 2018	December 31, 2017
Assets
Cash and Cash Equivalents	$97,135	$183,284
Trade Receivables, Net	71,582	75,144
Contract Assets	112,845	—
Other Receivables	14,824	20,891
Inventories, Net	103,648	138,542
Prepaid Expenses and Other Current Assets	16,776	4,217

Total Current Assets	416,810	422,078
Property, Plant and Equipment, Net	352,947	254,299
Goodwill	271,424	43,626
Intangible Assets, Net	191,959	13,868
Deferred Income Taxes	11,557	3,198
Other Non-Current Assets	3,192	3,496

Total Assets	$1,247,889	$740,565

Liabilities and Stockholders’ Equity
Accounts Payable	$38,205	$35,017
Contract Liabilities, Current	10,269	4,707
Taxes Payable	2,727	43
Accrued Expenses and Other Current Liabilities	40,578	42,774

Total Current Liabilities	91,779	82,541
Long-Term Debt	325,000	—
Contract Liabilities, Non-Current	43,379	39,000
Deferred Income Taxes	66,231	7,806
Accrued Pension Benefits	38,429	41,141
Other Non-Current Liabilities	23,793	25,213

Total Liabilities	$588,611	$195,701
Stockholders’ Equity	$659,278	$544,864

Total Liabilities and Stockholders’ Equity	$1,247,889	$740,565

CAMBREX CORPORATION

Impact of Adopting ASC 606

For the Three and Nine Months Ended September 30, 2018 and 2017

(in thousands)

	Third Quarter 2018			Third Quarter 2017
	As Reported	Effect of Change	Amount Without Adoption of ASC 606	As Reported
Gross Sales	$104,231	$1,914	$102,317	$112,233
Net Revenue	104,618	1,914	102,704	112,619
Cost of Goods Sold	71,893	8,475	63,418	65,676
Gross Profit	32,725	(6,561)	39,286	46,943
Operating Profit	6,632	(6,561)	13,193	25,543
Benefit for Income Taxes	(15,406)	(1,558)	(13,848)	7,498
Income from Continuing Operations	26,815	(5,003)	31,818	17,276
Net Income	26,729	(5,003)	31,732	17,296
Diluted Earnings per Share	0.79	(0.15)	0.94	0.52

	Nine Months 2018			Nine Months 2017
	As Reported	Effect of Change	Amount Without Adoption of ASC 606	As Reported
Gross Sales	$390,575	$58,182	$332,393	$350,431
Net Revenue	397,761	58,182	339,579	352,179
Cost of Goods Sold	249,389	33,194	216,195	200,802
Gross Profit	148,372	24,988	123,384	151,377
Operating Profit	81,665	24,988	56,677	88,109
(Benefit)/Provision for Income Taxes	(872)	5,076	(5,948)	22,484
Income from Continuing Operations	91,916	19,912	72,004	63,515
Net Income	91,206	19,912	71,294	62,191
Diluted Earnings per Share	2.73	0.59	2.14	1.90

CAMBREX CORPORATION

Reconciliation of GAAP to non-GAAP Results

For the Three and Nine Months Ended September 30, 2018 and 2017

(in thousands)

	Third Quarter 2018	Third Quarter 2017
Operating Profit	$6,632	$25,543
Depreciation and Amortization	9,184	8,196

EBITDA	15,816	33,739
Acquisition and Integration Expenses	7,388	—
Impact of Adopting ASC 606	6,561	—
Halo’s Adjusted EBITDA	(1,686)	—

Adjusted EBITDA	$28,079	$33,739

	Nine Months 2018	Nine Months 2017
Operating Profit	$81,665	$88,109
Depreciation and Amortization	24,203	23,023

EBITDA	105,868	111,132
Acquisition and Integration Expenses	7,727	—
Impact of Adopting ASC 606	(24,988)	—
Halo’s Adjusted EBITDA	(1,686)	—

Adjusted EBITDA	$86,921	$111,132

CAMBREX CORPORATION

Reconciliation of GAAP to non-GAAP Results

For the Three and Nine Months Ended September 30, 2018 and 2017

(in thousands)

	Third Quarter 2018		Third Quarter 2017
		Diluted EPS		Diluted EPS
Income from Continuing Operations	$26,815	$0.79	$17,276	$0.52
Impact of Adopting ASC 606	5,003	0.15	—	—
Stock-Based Compensation	903	0.03	2,288	0.07
Stock-Based Compensation Tax 1.	(2,785)	(0.08)	(1,535)	(0.05)
Acquisition and Integration Expenses	7,388	0.22	—	—
Acquisition and Integration Expenses Tax	(1,551)	(0.05)	—	—
Amortization of Purchased Intangibles	1,134	0.03	477	0.01
Unrealized Gain on Investment in Equity Securities	(5,611)	(0.17)	—	—
United States Tax Reform Toll Charge	(2,105)	(0.06)	—	—
New Jersey Tax Reform	(12,189)	(0.36)	—	—
Net Interest Expense - Halo Acquisition	787	0.02	—	—
Net Interest Expense - Halo Acquisition Tax	(165)	(0.00)	—	—
Halo’s Adjusted Income from Continuing Operations	(924)	(0.03)	—	—

Adjusted Income from Continuing Operations 2.	$16,700	$0.49	$18,506	$0.55

	Nine Months 2018		Nine Months 2017
		Diluted EPS		Diluted EPS
Income from Continuing Operations	$91,916	$2.73	$63,515	$1.90
Impact of Adopting ASC 606	(19,912)	(0.59)	—	—
Stock-Based Compensation	4,106	0.12	6,321	0.19
Stock-Based Compensation Tax 1.	(4,783)	(0.14)	(7,326)	(0.22)
Acquisition and Integration Expenses	7,727	0.23	—	—
Acquisition and Integration Expenses Tax	(1,623)	(0.05)	—	—
Amortization of Purchased Intangibles	2,157	0.06	1,375	0.04
Unrealized Gain on Investment in Equity Securities	(10,757)	(0.32)	—	—
United States Tax Reform Toll Charge	(2,105)	(0.06)	—	—
New Jersey Tax Reform	(12,189)	(0.36)	—	—
Net Interest Expense - Halo Acquisition	787	0.02	—	—
Net Interest Expense - Halo Acquisition Tax	(165)	(0.00)	—	—
Halo’s Adjusted Income from Continuing Operations	(924)	(0.03)	—	—

Adjusted Income from Continuing Operations 2.	$54,236	$1.61	$63,885	$1.91

1.	Amount represents the tax effect for non-cash stock-based compensation expense and the immediate recognition of certain benefits of share-based compensation.
2.

Diluted earnings per share for adjusted income from continuing operations is based on the weighted number of diluted shares outstanding for the quarter and year. As such, the sum of the quarters may not necessarily equal the full year. In addition, the sum of the line items may not equal due to rounding.

Contact:	Gregory Sargen
Executive Vice President & CFO
Tel: +201.804.3055
Email: gregory.sargen@cambrex.com

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